                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.   )


Filed by the Registrant                          /x/
Filed by a Party other than the Registrant       / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   Exar Corporation
    ----------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)
                              Thomas R. Melendrez, Esq.
    ----------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.   Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------

    2.   Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

    ----------------------------------------------------------------------

    4.   Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------

    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.   Amount Previously Paid:

    ----------------------------------------------------------------------
    2.   Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------
    3.   Filing Party:

    ----------------------------------------------------------------------
    4.   Date Filed:

    ----------------------------------------------------------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON AUGUST 29, 1996


TO THE STOCKHOLDERS OF EXAR CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, August 29, 1996 at 3:00 p.m. local time at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California, for the following purposes:

    1. To elect two directors to hold office until the 1999 Annual Meeting of Stockholders.

    2. To approve the Company's 1991 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 300,000 shares.

    3.   To approve the Company's 1996 Non-Employee Directors' Stock Option
         Plan.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on July 12, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                             By Order of the Board of Directors


                             /s/ Ronald W. Guire


                             RONALD W. GUIRE
                             Secretary


Fremont, California
July 29, 1996


    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   EXAR CORPORATION
                                   48720 KATO ROAD
                              FREMONT, CALIFORNIA 94538

                          ---------------------------------

                                   PROXY STATEMENT
                          FOR ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD AUGUST 29, 1996

                          ---------------------------------

                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Exar Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on August 29, 1996, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California. The Company intends to mail this proxy statement and accompanying proxy card on or about July 29, 1996 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, approximately $3,000, for solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on July 12, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 12, 1996 the Company had outstanding and entitled to vote 9,029,484 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 48720 Kato Road, Fremont, CA 94538, a written notice of revocation or a duly executed proxy bearing a later date,

                                          1.

or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than March 19, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. In addition, any stockholder that desires to make a proposal to be presented at the Company's Annual Meeting of Stockholders must comply with the provisions relating to advance notice contained in the Company's By-laws.

                                      PROPOSAL 1

                                ELECTION OF DIRECTORS


    The Company's Amended and Restated Certificate of Incorporation, as amended, and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company voting together as a single class, or (ii) by a majority of the remaining directors. A director elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 1996. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, the nominees would serve until the 1999 Annual Meeting and until their successors are elected and have qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that either of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

GEORGE D. WELLS

    Mr. Wells, age 60, joined the Company as CEO and President in June 1992 and has served as a director since September 1992. Mr. Wells has more than 35 years of semiconductor experience, most recently with LSI Logic Corporation ("LSI"), a manufacturer of HCMOS and BiCMOS application-specific integrated circuits. He joined LSI in 1985 as President and Chief Operating Officer and was appointed Vice Chairman in March 1992, a position he held until three months before he joined the Company in which three-month period he was Vice Chairman of LSI.
From 1983 to 1985, Mr. Wells was President of Intersil and General Manager of Semiconductor, both divisions of General Electric Company. Mr. Wells is a director of Qlogic Corp., a supplier of adaptor cards and disk control chips. Mr. Wells holds a B.S. in Physics (cum laude) from and completed two years of post-graduate work in Nuclear Physics at the University of Glasgow, Scotland.


                                          2.

    Mr. Wells has informed the Company of his intention to retire as an officer and employee of the Company as soon as a qualified replacement has been identified and duly appointed. If elected, Mr. Wells intends to continue to serve as a director of the Company until his term expires.

RAIMON L. CONLISK

    Mr. Conlisk, age 74, has served as a director of the Company since August 1985, was appointed Vice Chairman of the Board in August 1990, and was appointed Chairman of the Board in April 1995. From 1977 to date, Mr. Conlisk has been President of Conlisk Associates, a management consulting firm serving high-technology companies in the United States and foreign countries. Mr. Conlisk has also been President, from 1984 to 1989, and more recently Chairman, from 1989 until retirement in June 1990, of Quantic Industries, Inc. ("Quantic"), a privately-held manufacturer of electronic systems and devices for aerospace, defense and factory automation applications. He was a director of Quantic from 1970 until retirement. From 1970 to 1973, and from 1987 to 1990, Mr. Conlisk served as a director of the American Electronics Association. Mr. Conlisk is also a director of SBE, Inc., a manufacturer of communication and computer products, and XeTel Corporation, an electronics contract manufacturer ("XeTel").

                          THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

JAMES E. DYKES

    Mr. Dykes, age 58, joined the Company's Board of Directors in May 1994.
Mr. Dykes served as President and Chief Executive Officer of Signetics division of North American Philips Corporation, a manufacturer of industrial and consumer electronics, from 1989 to 1993 and, from 1987 to 1988, as President and Chief Executive Officer of Taiwan Semiconductor Manufacturing Company ("TSMC"), a semiconductor foundry in Taiwan. Prior to joining TSMC, Mr. Dykes held various management positions with other semiconductor and related companies including General Electric Company, a diversified international manufacturer of defense, electrical and other products, and Harris Semiconductor, Inc., a manufacturer of semiconductors and integrated circuits. Mr. Dykes has served as President and Chief Operating Officer of Intellon Corp., a wireless network communications company, since August 1994. Mr. Dykes is also a director of Cree Research, Inc., a developer of blue light-emitting diodes, and Thomas Group Inc., a management services company.

GEORGE E. GREGA

    Mr. Grega, age 67, has served as a director of the Company since August 1985. From 1985 to date, Mr. Grega has been President of George E. Grega Associates, an international business and management consulting firm. Mr. Grega was an employee of General Electric Company, a diversified international manufacturer of defense, electrical and other products, from 1950 through 1984, including service from 1970 to 1973 as President and Chief Executive Officer of General Electric Japan, Ltd. Mr. Grega is also a director of SBE, Inc., a manufacturer of communication and computer products.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

RONALD W. GUIRE

    Mr. Guire, age 47, joined the Company in July 1984 and has been a director of the Company since June 1985. Mr. Guire has served in a variety of officer positions, and has been Chief Financial Officer of the Company since May 1985 and Executive Vice President since July 1995. Mr. Guire is a director of XeTel. Mr. Guire was a partner in the certified public accounting firm of Graubart & Co. from 1979 until he joined the Company in July 1984.


                                          3.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended March 31, 1996, the Board of Directors held five meetings. The Board maintains an Audit Committee, a Compensation Committee, an Employee Option Administration Committee and a Nominating Committee.

    The Audit Committee reviews the results of the Company's annual audit, recommends to the Board the independent auditors to be retained for the Company, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The Audit Committee, which during the fiscal year ended March 31, 1996, was composed of Messrs. Conlisk, Grega, and Dykes, held two meetings during such fiscal year. Mr. Grega serves as Chairman of the Audit Committee.

    The Compensation Committee evaluates the performance of the Company's Chief Executive Officer, reviews the performance of other members of management, and reviews and approves or recommends to the Board compensation levels, policies and programs. The Compensation Committee, which during the fiscal year ended March 31, 1996, was composed of Messrs. Conlisk, Dykes and Grega, held five meetings during such fiscal year. Mr. Dykes serves as Chairman of the Compensation Committee.

    The Employee Option Administration Committee administers the Company's employee stock option plans, including the granting of any options under those plans. The Employee Option Administration Committee, which during the fiscal year ended March 31, 1996, was composed of Messrs. Conlisk and Grega, the latter of whom served as Chairman of the Committee, held eight meetings during such fiscal year.

    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof. The Nominating Committee which during the fiscal year ended March 31, 1996, was composed of Messrs. Conlisk, Dykes and Grega, held two meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Nominating Committee.

    During the fiscal year ended March 31, 1996, each Board member attended all of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.


                                          4.

                                      PROPOSAL 2

                  APPROVAL OF THE 1991 STOCK OPTION PLAN, AS AMENDED


    In August 1991, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1991 Stock Option Plan (the "1991 Plan"). As a result of a series of amendments, at June 12, 1996, the aggregate number of shares of the Company's Common Stock authorized for issuance under the 1991 Plan was 2,076,056 shares. This number represents (i) 2,000,000 shares of Common Stock plus (ii) one share of Common Stock for each share of stock subject to an option that was outstanding under the Company's 1984 Incentive Stock Option Plan on August 2, 1991 to the extent such option had expired or otherwise terminated unexercised as of May 31, 1996, as provided under the terms of the 1991 Plan.
As of May 31, 1996, options (net of canceled or expired options) and stock bonus awards covering an aggregate of 1,552,430 shares of the Company's Common Stock were outstanding or had been exercised, and only 223,626 shares (plus any shares that might in the future be returned to the 1991 Plan as a result of cancellation or expiration of options) remained available for future grant under the 1991 Plan. No options or stock bonuses may be granted under the 1991 Plan to non-employee directors. During the last fiscal year, under the 1991 Plan, the Company granted to all employees as a group options to purchase 736,100 shares at exercise prices of $12.63 to $37.25 per share.

    On June 12, 1996, the Board approved an amendment to the 1991 Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Employee Option Administration Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1991 Plan by 300,000 shares from a total of 1,776,056 shares to 2,076,056 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Employee Option Administration Committee.

    Stockholders are requested in this Proposal 2 to approve the 1991 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1991 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the 1991 Plan are outlined below:

GENERAL

    The 1991 Plan provides for the grant of "Stock Awards" which may be either
(i) incentive stock options, (ii) nonqualified stock options, or (iii) stock bonuses. Incentive stock options granted under the 1991 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified stock options granted under the 1991 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonqualified stock options.

PURPOSE

    The 1991 Plan was adopted to provide a means by which selected employees and employee-directors of and consultants to the Company and its affiliates (defined in the 1991 Plan to mean any parent or subsidiary of the Company) may be given an opportunity to benefit from increases in the value of the stock of the Company. The Company, by means of the 1991 Plan, seeks to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. As


                                          5.

of May 31, 1996, approximately 216 of the Company's approximately 500 employees and consultants currently participate in the 1991 Plan.

ADMINISTRATION

    The 1991 Plan is administered by the Board of Directors of the Company.
The Board has the power to construe and interpret the 1991 Plan and, subject to the provisions of the 1991 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted, whether a Stock Award will be an incentive stock option, a nonqualified stock option, a stock bonus, or a combination of the foregoing, the number of shares to be subject to each Stock Award, the time or times when a person shall be permitted to purchase or receive stock pursuant to a Stock Award, the exercise or purchase price, the type of consideration, and other terms of Stock Awards. Under the 1991 Plan, the Board of Directors is authorized to delegate administration of the 1991 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1991 Plan to the Employee Option Administration Committee of the Board. As used herein with respect to the 1991 Plan, the "Board" refers to the Employee Option Administration Committee as well as to the Board of Directors itself. In addition, the 1991 Plan provides that, in the Board's discretion, directors who grant options to employees covered under
Section 162(m) of the Code generally will be "outside directors" as defined in
Section 162(m). See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

ELIGIBILITY

    Employees (including officers) of the Company and its affiliates may be granted Stock Awards under the 1991 Plan. Consultants are eligible to receive Stock Awards other than incentive stock options under the 1991 Plan. Directors who are not employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the 1991 Plan.

    No incentive stock option may be granted under the 1991 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    No person may be granted options under the 1991 Plan during any two calendar year period to purchase in excess of 250,000 shares of Common Stock. This limitation permits the Company, under Section 162(m) of the Code, to continue to be able to deduct as a business expense certain compensation attributable to the exercise of stock options granted under the 1991 Plan.
Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee, unless certain conditions are satisfied. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

STOCK SUBJECT TO THE 1991 PLAN

    If Stock Awards granted under the 1991 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1991 Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1991 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1991 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in


                                          6.

some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonqualified options under the 1991 Plan may not be less than 50% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." At June 28, 1996 the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $13.00 per share.

    In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonqualified, with new lower priced options. To the extent required by Section 162(m) of the Code, an option repriced under the 1991 Plan is deemed to be cancelled and a new option granted. Both the option deemed to be cancelled and the new option deemed to be granted will be counted against the 250,000-share per-person per-two calendar year limitation.

    In the fiscal year ended March 31, 1996, in response to a steep decline in the market price of the Company's Common Stock, which substantially reduced the incentive value of certain previously granted stock options, the Board used its authority to offer to replace higher priced stock options under the 1991 Plan with lower priced stock options. This offer was not extended to officers of the Company. To accept the offer, employees had to accept a six-month delay in the vesting schedule of the option in question. As a result of this offer, stock options covering an aggregate of 175,100 shares of Common Stock were replaced with lower priced options, each of which was issued at the then-current market price of the Common Stock.

    The exercise price of options granted under the 1991 Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (a) by delivery of other Common Stock of the Company,
(b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1991 Plan may become exercisable in cumulative increments ("vest") as determined by the Board.
Shares covered by currently outstanding options under the 1991 Plan typically vest at the rate of 25% per year during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the 1991 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. The 1991 Plan authorizes the grant of options that may be exercised prior to full vesting subject to a right of repurchase in favor of the Company; however, no currently outstanding options permit such early exercise. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1991 Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1991 Plan terminate three months after the optionee ceases to be employed by (or to serve as a consultant to) the Company or any affiliate of the Company, unless (i) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (ii) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution or, alternatively, it may be exercised by a third party designated by the optionee as permitted under the 1991 Plan; or (iii) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.


                                          7.

TERMS OF STOCK BONUSES

    The Board has the authority to grant stock bonuses under the 1991 Plan.
The terms and conditions of the stock bonus agreements may change from time to time, and the terms and conditions of separate agreements need not be identical; however, each stock bonus agreement must include the substance of the following provisions:

    CONSIDERATION. The consideration, if any, to be paid for shares issued under each stock bonus agreement is determined by the Board and designated in such agreement. The method of payment of such consideration is also determined by the Board and may consist of cash, promissory note, or any combination of such methods of payment, or such other legal consideration and method of payment acceptable to the Board, including past services actually rendered to or for the benefit of the Company.

    REPURCHASE OPTION BY THE COMPANY. Shares of stock sold or awarded under a stock bonus agreement may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. In the event that a participant's employment or relationship with the Company is interrupted or terminated by the Company or its affiliates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person that have not vested as of the date of termination under the terms of the stock bonus agreement between the Company and such person.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1991 Plan or subject to any Stock Award granted under the 1991 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1991 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of options which may be granted to any person during any two-calendar year period, and as to the class, number of shares, and price per share of stock subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1991 Plan provides that, in the event of: (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) any other capital reorganizations in which more than 50% of the shares of the Company entitled to vote are exchanged, then, at the discretion of the Board or the Committee and to the extent permitted by applicable law: (a) any surviving corporation shall assume any Stock Awards outstanding under the 1991 Plan or shall substitute similar Stock Awards for those outstanding under the 1991 Plan, (b) such Stock Awards shall continue in full force and effect, or (c) the Stock Awards shall terminate if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1991 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1991 Plan will terminate on August 1, 2001.

    The Board may also amend the 1991 Plan at any time or from time to time.
No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422(b) of the Code, if applicable, or to comply with Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) increase the number of shares reserved for Stock Awards; or (iii) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422(b) of the Code. The Board may, in its sole discretion, submit any other amendment


                                          8.

to the 1991 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1991 Plan, an option may not be transferred by the optionee other than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. Under the 1991 Plan, no rights under a stock bonus agreement shall be transferable except by will or by the laws of descent and distribution so long as stock awarded under such agreement remains subject to the terms of the agreement, unless such assignment is required by law or expressly authorized by the terms of the applicable stock bonus agreement.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1991 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONQUALIFIED STOCK OPTIONS. Nonqualified stock options granted under the 1991 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon


                                          9.

exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders. The 1991 Plan contains a per-employee limitation on the number of shares for which options may be granted in any two calendar years which has been approved by the stockholders.

    STOCK BONUSES. Stock bonuses granted under the 1991 Plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the application of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for at least one year from the date ordinary income is measured. Slightly different rules apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.


                                         10.

                                      PROPOSAL 3

                     APPROVAL OF THE 1996 NON-EMPLOYEE DIRECTORS'
                                  STOCK OPTION PLAN


    In July, 1996 (the "Effective Date"), the Board adopted, subject to stockholder approval, the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") authorizing for issuance, subject to stockholder approval, 150,000 shares of Common Stock under the Directors' Plan. The Board adopted the Directors' Plan in order to attract and retain the services of persons capable of serving on the Board of the Company, and to continue to make grants in the manner previously made under the Company's 1991 Non-Employee Directors' Stock Option Plan (the "1991 Directors' Plan"), which terminated May 31, 1996. At the time the 1991 Directors' Plan was terminated, options to purchase 105,000 shares of Common Stock were available for grant.

    Stockholders are requested in this Proposal 3 to approve the adoption of the Directors' Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the adoption of the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL 3.

    The essential features of the Directors' Plan are outlined below:

GENERAL

    The Directors' Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

    The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to secure and retain the services of persons capable of serving on the Board and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

    The Directors' Plan is administered by the Board. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board.

ELIGIBILITY

    The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Three of the Company's five current directors are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

    Each option under the Directors' Plan is subject to the following terms and conditions:


                                         11.

    NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary and made solely in accordance with the express provisions of the Directors' Plan.

    Each person who is first elected to the Board after the Effective Date shall be granted, at the time of such election, an option to purchase 22,500 shares of Common Stock (the "Initial Grant"). Thereafter, on each anniversary date of an Initial Grant or the Non-Employee Director's initial grant under the Company's 1991 Non-Employee Directors' Stock Option Plan, each Non-Employee Director who has continuously served as a Non-Employee Director for the preceding 12 months shall automatically be granted an option to purchase 7,500 shares.

    OPTION EXERCISE. Options become exercisable in four equal annual installments, on the first, second, third and fourth anniversaries of the date of grant. Such vesting is conditioned upon continued service to the Company.

    EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock on the date such option is granted. The exercise price of options granted must be paid in cash at the time the option is exercised.

    TRANSFERABILITY; TERM. Under the Directors' Plan, an option may not be transferred by the optionee, except by will, by the laws of descent and distribution, to a beneficiary designation (in a form satisfactory to the Company), or pursuant to a domestic relations order that meets the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. No option granted under the Directors' Plan is exercisable by any person after the expiration of seven years from the date the option is granted.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of certain specified types of merger or other corporate reorganizations, then all outstanding options shall be exercisable in full for a period of at least 10 days prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company if such amendment requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3 or Nasdaq or exchange listing requirements.

CERTAIN FEDERAL INCOME TAX INFORMATION

    Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

    The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.


                                         12.

    Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price.


                                         13.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 31, 1996 by: (i) each director and nominee for director; (ii) each Named Executive Officer (as defined below);
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                               BENEFICIAL OWNERSHIP (1)
                                            ---------------------------
                                              NUMBER OF     PERCENT OF
BENEFICIAL OWNER                               SHARES          TOTAL
- ----------------                            -----------     -----------

Wellington Management Company(2) . . . . . .    924,000           10.3%
  75 State Street
  Boston, MA  02109
Kopp Investment Advisors, Inc.(3). . . . . .    742,150            8.2%
  6600 France Avenue South
  Suite 672
  Edina, MN  55435
Quest Advisory Group(4). . . . . . . . . . .    640,750            7.1%
  1414 Avenue of the Americas
  New York, NY  10019
Robert Fleming Inc.(5) . . . . . . . . . . .    556,925            6.2%
  1285 Avenue of the Americas
  16th Floor
  New York, NY  10019
FMR Corp.(6).. . . . . . . . . . . . . . . .    465,850            5.2%
  82 Devonshire Street
  Boston, MA  02109
George D. Wells(7) . . . . . . . . . . . . .    143,301            1.6%
Ronald W. Guire(7) . . . . . . . . . . . . .     59,018               *
Raimon L. Conlisk(7) . . . . . . . . . . . .     45,000               *
George E. Grega(7) . . . . . . . . . . . . .     45,000               *
Stephen W. Michael(7)  . . . . . . . . . . .     40,463               *
Thomas R. Melendrez(7) . . . . . . . . . . .     14,057               *
James E. Dykes(7)  . . . . . . . . . . . . .     13,125               *
Eric J. Ochiltree (7). . . . . . . . . . . .        374               *
All executive officers and directors as a group
  (10 persons)(7)  . . . . . . . . . . . . .    384,518            4.1%


- --------------------

* Less than one percent.

(1) This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,000,192 shares of the Company's Common Stock outstanding on May 31, 1996, adjusted as required by rules promulgated by the SEC.


                                         14.

(2) Based on a Schedule 13G filed with the SEC in February 1996. Includes 234,000 shares over which Wellington Management Company has shared voting power and shared dispositive power.

(3) Based on a Schedule 13G filed with the SEC in February 1996. Although Kopp Investment Advisors, Inc. ("KIA") exercises investment discretion as to these shares, neither KIA nor LeRoy C. Kopp (100% owner of KIA) vote the shares, and neither is the record owner of them.

(4) Based on a Schedule 13G filed with the SEC in February 1996. Includes 31,200 shares beneficially owned by Quest Management Company.

(5) Based on a Schedule 13G filed with the SEC in February 1995. Includes 556,925 shares over which Robert Fleming Inc. has shared voting and dispositive power.

(6) Based on a schedule 13G filed with the SEC in February 1996. Includes 389,350 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940, and 76,500 shares beneficially owned by Fidelity Management Trust Company, also a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment manager of various private investment accounts. FMR Corp. has sole voting power with respect to 71,400 shares and sole dispositive power with respect to 465,850 shares.

(7) Includes shares which certain executive officers and directors have the right to acquire within 60 days after May 31, 1996, pursuant to outstanding options as follows: George D. Wells, 110,626 shares; Ronald W. Guire, 30,000 shares; Raimon L. Conlisk, 45,000 shares; George E. Grega, 45,000 shares; Stephen W. Michael, 37,500 shares; Thomas R. Melendrez, 13,125 shares; James E. Dykes, 13,125 shares; and all executive officers and directors as a group, 316,626 shares.


                                         15.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     FEES. In fiscal 1996, the Company paid fees to each of its non-employee directors for their services as directors. The Company paid each of James E. Dykes and George E. Grega fees totalling $21,600 for their services as directors. The Company paid Raimon L. Conlisk fees totalling $43,200 for his services as a director, including service as Chairman of the Board of Directors. The Company reimburses all directors for certain expenses incurred in connection with their services as directors in accordance with Company policy.

     NONQUALIFIED STOCK OPTIONS. Non-Employee Directors received periodic non-discretionary grants of nonqualified stock options to purchase shares of Common Stock of the Company under the 1991 Non-Employee Directors' Stock Option Plan (the "1991 Directors' Plan"), which was terminated as to future grants on May 31, 1996. Effective upon the approval of Proposal 3, Non-Employee Directors shall receive such grants under the 1996 Non-Employee Directors' Stock Option Plan (the "1996 Directors' Plan"). The Directors' Plans provide that upon initial election to the Board, each Non-Employee Director is granted an option to purchase 22,500 shares of Common Stock, and is automatically granted an option to purchase 7,500 additional shares on each yearly anniversary date thereafter. Options granted under the Directors' Plans are granted at fair market value and vest in four equal annual installments with the first installment becoming exercisable on the first anniversary of the date of the option grant. The maximum term of options granted under the Directors' Plans is seven years. Prior to the adoption of the 1991 Directors' Plan, Non-Employee Directors received options under the 1986 Non-Employee Directors' Stock Option Plan (the "1986 Directors' Plan"), which was terminated as to future grants in November 1991. At March 31, 1996, options to purchase 13,124 shares of Common Stock were outstanding under the 1986 Directors' Plan and options to purchase 135,000 shares of Common Stock were outstanding under the 1991 Directors' Plan.

     During fiscal 1996, options covering 22,500 shares were granted under the 1991 Directors' Plan to the Company's Non-Employee Directors during such period at an exercise price of $26.00 per share. The exercise price of such options was equal to the fair market value of the Company's Common Stock on the date of grant. No options were exercised by Non-Employee Directors during such period.


                                         16.

COMPENSATION OF EXECUTIVE OFFICERS

                              SUMMARY COMPENSATION TABLE

     The following table shows for the fiscal years ended March 31, 1996, 1995 and 1994, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, the President, and its other four most highly compensated executive officers at March 31, 1996 (the "Named Executive Officers"):



                                                                   LONG-TERM
                                                                 COMPENSATION
                                      ANNUAL COMPENSATION (1)       AWARDS
                                      -----------------------    -------------
                                                                  SECURITIES            ALL OTHER
NAME AND PRINCIPAL                     SALARY                     UNDERLYING           COMPENSATION
POSITION                        YEAR   ($)(2)     BONUS($)        OPTIONS (#)(3)         ($)(4)
- ---------------------------------------------------------------------------------------------------

George D. Wells
Chief Executive Officer
and President                   1996  343,278            0                25,000              3,750
                                1995  328,140      137,000                     0              9,794
                                1994  300,186      195,000                97,500              5,896

Ronald W. Guire                 1996  204,234            0                15,000              3,750
Executive Vice President,       1995  197,615       70,000                     0             10,702
Chief Financial Officer         1994  180,593      101,000                74,999              5,252
and Secretary

Stephen W. Michael              1996  156,576            0                 8,000              3,750
Vice President,                 1995  144,077       30,000                     0                  0
Operations Division             1994  125,846       60,000                45,000                  0

Thomas R. Melendrez             1996  152,309       39,000                10,000              3,750
Corporate Vice President,       1995  156,563       39,450                     0              9,826
General Counsel                 1994  123,940       57,000                45,000              3,581

Eric J. Ochiltree(5)            1996  118,461      100,000               100,000              1,647
Vice President, Exar            1995       --           --                    --                 --
Products Division               1994       --           --                    --                 --



- --------------------

(1) As permitted by rules promulgated by the SEC, no amounts are shown for "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of the sum of such executive's salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's tax-qualified Savings Plan (the "401(k) Plan"). Also includes auto allowances.

(3) The Company has not granted any stock appreciation rights or made any restricted stock bonus awards to any executive officer.

(4) Consists of matching contributions made for fiscal 1996, fiscal 1995 and fiscal 1994 by the Company for the benefit of each Named Executive Officer under its 401(k) Plan in the stated amounts.

(5) In September 1995, Mr. Ochiltree joined the Company and was awarded a signing bonus of $100,000.


                                         17.

    The Company has granted both incentive and nonqualified stock options to its executive officers under its 1991 Plan as well as under its 1984 Incentive Stock Option Plan (which plan was suspended by the Board and terminated as to future grants in August 1991). As of May 31, 1996, options to purchase a total of 2,792,786 shares of Common Stock were outstanding or had been exercised under these plans and 223,626 shares remained available for future grant.


OPTION GRANTS IN LAST FISCAL YEAR

    The following tables show for the fiscal year ended March 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:



                        NUMBER OF     % OF TOTAL                                POTENTIAL REALIZABLE
                        SECURITIES    OPTIONS                                   VALUE AT ASSUMED
                        UNDERLYING    GRANTED TO                                ANNUAL RATES OF STOCK
                        OPTIONS       EMPLOYEES    EXERCISE                     PRICE APPRECIATION FOR
                        GRANTED       IN FISCAL    PRICE          EXPIRATION    OPTION TERM (4)
NAME                    (#)(1)        YEAR(2)      ($/SH)(3)      DATE          5% ($)       10% ($)
- ----                     ----------    ----------   ---------      ----------    ------       -------
George D. Wells             25,000        3.4%      $  37.25        08/30/02    586,688    1,480,688

Ronald W. Guire             15,000        2.0%      $  37.25        08/30/02    352,013      888,413

Stephen W. Michael           8,000        1.1%      $  37.25        08/30/02    187,740      473,820

Thomas R. Melendrez          5,000        0.7%      $  37.25        08/30/02    117,338      296,138
                             5,000        0.7%      $  14.88        12/07/02     46,872      118,296

Eric J. Ochiltree           50,000        6.8%      $  37.63        08/15/02  1,185,345    2,991,585
                            50,000        6.8%      $  15.00        12/15/02    472,500    1,192,500


- --------------------

(1) The maximum term of an option under the 1991 Plan and 1984 Plan is ten years. Options generally vest 25% per year from the anniversary date of the grant. The options will terminate upon a change of control, as defined in the 1991 Plan and 1984 Plan, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors may reprice the options under the terms of the 1991 Plan and 1984 Plan.

(2) Based on an aggregate of options to purchase 736,100 shares of Exar Common Stock granted to employees of Exar in fiscal 1996, including the Named Executive Officers.

(3) The exercise price of the options was equal to the fair market value of Common Stock on the date of grant.

(4) The potential realizable value is based on the term of the option at the time of grant (10 years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect Exar's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exar Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.


                                         18.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                        VALUES



                                                                         NUMBER OF
                                                                         SECURITIES            VALUE OF
                                                                         UNDERLYING           UNEXERCISED
                                                                         UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS AT           OPTIONS AT
                              SHARES                                      FY-END (#)           FY-END ($)
                             ACQUIRED                 VALUE              EXERCISABLE/         EXERCISABLE/
NAME                       ON EXERCISE (#)         REALIZED ($)(1)       UNEXERCISABLE        UNEXERCISABLE(2)
- ----------------------     ---------------         ---------------      ---------------         --------------
George D. Wells. . . .        56,249               $ 1,463,331         48,750/130,001            0/299,817
Ronald W. Guire. . . .        58,094               $ 1,211,516          18,000/60,749          24,240/43,972
Stephen W. Michael . .            --                        --          33,750/34,249           10,237/3,412
Thomas R. Melendrez. .        15,936               $   346,892          10,125/33,626            870/5,996
Eric J. Ochiltree. . .            --                        --            0/100,000                 0/0


- --------------------
(1) Represents the fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) less the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2) Fair market value of the Company's Common Stock at March 29, 1996 ($14.75) minus the exercise price of the options.


                                         19.

                   REPORT OF THE COMPENSATION COMMITTEE AND OF THE
                     EMPLOYEE OPTION ADMINISTRATION COMMITTEE(1)

    During fiscal 1996, the Compensation Committee of the Board of Directors (the "Compensation Committee") consisted of Messrs. Conlisk, Grega, and Dykes, the latter of whom serves as Chairman of the Committee and none of whom is an officer or an employee of the Company. The Compensation Committee evaluates the performance of the Company's Chief Executive Officer, reviews the performance of other members of management, and reviews and approves or recommends to the Board compensation levels, policies and programs. The Employee Option Administration Committee of the Board of Directors (the "Option Committee") consists of
Messrs. Conlisk and Grega, the latter of whom served as Chairman of the Committee. The Option Committee administers the Company's employee stock option plans.

COMPENSATION PHILOSOPHY

    Through the Compensation Committee and the Option Committee, the Company has developed and implemented compensation policies, plans and programs which seek to tie executive compensation to the attainment of specific individual, operating group and Company-wide objectives, while providing compensation sufficient to attract and retain talented executives who will contribute to the Company's long-term success. In furtherance of these goals, annual base salaries are generally set at levels which take into account both competitive and performance factors. The Company also relies to a significant degree on annual and longer-range incentive compensation to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value. During fiscal 1996, compensation for the Company's executive officers consisted of base salary, annual cash incentive opportunities, longer-term equity incentives, participation as eligible (with all other eligible employees of the Company) in the Company's 401(k) Savings Plan, an auto allowance for most executive officers, and certain benefits available generally to employees of the Company.

CASH-BASED COMPENSATION

     BASE SALARY. The Compensation Committee fixes the base salary of the Chief Executive Officer and reviews and approves base salaries for each of the Company's other executive officers annually in connection with annual performance reviews. In adjusting these base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. The Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to the executive's peers within the Company. Generally, in determining salary adjustments for executive officers (other than the Chief Executive Officer), the Committee relies primarily on the evaluation and recommendations of Mr. Wells.

    In addition, in determining base salaries for fiscal 1996, the Committee reviewed an independent survey of base salaries paid to executive officers of other high technology companies of comparable size. The survey includes a broader group of companies than those companies included in the Hambrecht & Quist Technology Index used in the performance measurement comparison graph included in this proxy statement. To assist in recruiting highly qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, depending on individual qualifications and experience. Generally, base salaries paid to executive officers for fiscal

- --------------------
(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                         20.

1996 were set at levels within the second and third quartiles of salaries paid to executives under the independent survey.

    For fiscal 1996, based on competitive considerations, the Compensation Committee increased the salary of Mr. Wells by approximately 5% to reflect salaries paid to chief executive officers of high technology companies of comparable size in the independent survey described above.

    Based on the Committee's conclusions that the salaries of the Company's other executive officers should be aligned with those paid to executive officers at comparable-sized high technology companies, salary adjustments for other executive officers ranged up to 12.5%. In addition to individual and corporate performance, the factors considered include degree of penetration of the Company's salary range structure, the Company's merit increase matrix, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

    ANNUAL INCENTIVE OPPORTUNITIES. The Company maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For most executive officers, bonuses are based primarily on Company-wide performance targets. For senior management personnel, Company-wide performance is a factor, and significant weight also is given to individual performance and the performance of particular operating groups within the Company. Company-wide, operating group and individual targets are established annually for these bonus programs.

    In August 1995, the Committee approved an executive incentive program for fiscal 1996 in which all executive officers, including Mr. Wells, participated. This program determined bonuses by application of a formula which multiplies
(i) Company-wide return (based on pre-tax profits) on assets employed,
(ii) Company-wide sales growth relative to the previous year, and (iii) a position factor reflecting each participant's relative responsibility within the organization. The first two elements of the formula are adjusted by a range of numeric factors specified in the formula, which may have the effect of increasing the impact of performance that is either particularly favorable or unfavorable. The Committee does not otherwise assign relative weights to any element. Individual performance factors may also be taken into account to modify the potential bonus calculated under the formula by up to 50%. Under the program approved for fiscal 1996, no bonuses may be awarded unless a minimum level of profitability is achieved. The maximum amount for which Mr. Wells was eligible under the fiscal 1996 program was 100% of base salary. Other executive officers participating in the program were eligible to receive maximum amounts ranging between 60% and 80% of base salary. Based on the Company's pre-tax profit for fiscal 1996 of $23.6 million (excluding the charge to earnings of in-process research and development resulting from certain acquisitions completed during the course of the year), as well as individual performance factors, neither Mr. Wells nor any other executive officer was awarded a bonus pursuant to this program for such year. However, during fiscal 1996, one executive officer received a cash bonus based solely upon his individual performance.

    During fiscal 1996, the other members of management participated in an annual key employee incentive compensation program, under which bonuses were premised upon Company-wide proprietary products sales and profit performance targets (which were different from those applicable to the executive incentive program), the performance of particular operating groups and individual performance. Because the Company-wide sales and profit targets were not achieved, no bonuses were paid under this program for fiscal 1996.

EQUITY INCENTIVES

    The Company utilizes its 1991 Plan to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. Generally, options under the 1991 Plan are granted with exercise prices set at 100% of the fair market value of the underlying stock on the date of grant, have a term of seven years, and are subject to vesting over four years. In determining the size of an option to be granted to an executive officer, the Option Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock


                                         21.

options, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. In addition, during fiscal 1996, an additional stock option was granted to a new executive because a steep decline in the market price of the Company's Common Stock had substantially reduced the incentive value of his original stock option. The Option Committee generally grants options taking into account multiple year periods. Therefore option grants are not necessarily made each year. In fiscal 1996, based on the factors described above, the Option Committee granted options to purchase 180,000 shares of Common Stock to executive officers of the Company.

    Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

    The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Code, which generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. However, pursuant to Section 162(m), the Board has adopted, and the stockholders have approved, amendments to the 1991 Plan intended to permit compensation from options granted thereunder to be excluded from
Section 162(m) limitations.

THE COMPENSATION COMMITTEE        THE EMPLOYEE OPTION ADMINISTRATION COMMITTEE

James E. Dykes                         George E. Grega
George E. Grega                        Raimon L. Conlisk
Raimon L. Conlisk


                                         22.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, during the fiscal year ended March 31, 1996, the Compensation Committee consisted of Messrs. Conlisk, Grega and Dykes, none of whom is an officer or an employee of the Company.


                                         23.

                        PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows a five-year comparison of cumulative stockholder return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"), the Hambrecht & Quist ("H&Q") Technology Index, and the Company. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance.

           Comparison of Five-Year Cumulative Total Return on Investment(2)

              EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


            EXAR CORP    NASDAQ STOCK MARKET - US     H&Q TECHNOLOGY
     3/91      100                 100                     100
     6/91       84                  99                      95
     9/91      128                 110                      99
    12/91      106                 124                     114
     3/92      117                 127                     118
     6/92       94                 119                     108
     9/92      145                 124                     113
    12/92      173                 144                     131
     3/93      147                 147                     129
     6/93      177                 149                     132
     9/93      205                 162                     134
    12/93      147                 165                     143
     3/94      147                 158                     144
     6/94      162                 151                     134
     9/94      211                 163                     153
    12/94      230                 161                     166
     3/95      202                 176                     185
     6/95      277                 201                     224
     9/95      335                 225                     255
    12/95      138                 228                     249
     3/96      138                 239                     254

- --------------------

(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in stock price plus reinvested dividends) for the Company, the Nasdaq Composite Index and the H&Q Technology Index, based on March 31, 1991 = 100.


                                         24.

                                    OTHER MATTERS

    The Company's financial statements have been audited by KPMG Peat Marwick as independent auditors. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                        By Order of the Board of Directors


                        /s/ Ronald W. Guire

                        Ronald W. Guire
                        Secretary


July 29, 1996


    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, EXAR CORPORATION, 48720 KATO ROAD, FREMONT, CALIFORNIA 94538.


                                         25.